UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                               (Amendment No. 2)*

                    Under the Securities Exchange Act of 1934



                              Flores & Rucks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   34039C 10 7
             ------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 pages

                                  SCHEDULE 13G

----------------------                                        ------------------
CUSIP No.  34039C 10 7                                        Page 2 of 6 pages
----------------------                                        ------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          William W. Rucks, IV                                ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)    /_/

                                                                (b)    /_/
--------------------------------------------------------------------------------
3         SEC USE ONLY
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4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       232,867
         BENEFICIALLY           ------------------------------------------------
           OWNED BY             6        SHARED VOTING POWER
             EACH                        0
           REPORTING            ------------------------------------------------
            PERSON              7        SOLE DISPOSITIVE POWER
             WITH                        232,867
                                ------------------------------------------------
                                8        SHARED DISPOSITIVE POWER
                                         1,600,000
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,832,867
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          9.33%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 6 pages


ITEM 1.

         (a)      Name of Issuer:

                           Flores & Rucks, Inc.

         (b)      Address:

                           500 Dover Boulevard
                           Suite 300
                           Lafayette, Louisiana 70503

ITEM 2.

         (a)      Name of Person Filing:

                           William W. Rucks, IV

         (b)      Address of Principal Business Office or, if none, Residence:

                           500 Dover Boulevard
                           Suite 300
                           Lafayette, Louisiana 70503

         (c)      Citizenship:

                           United States of America

         (d)      Title of Class of Securities:

                           Common Stock, par value $0.01 per share

         (e)      CUSIP Number:

                           34039C-10-7

ITEM 3.

         If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not Applicable.

ITEM 4.  OWNERSHIP

         (a)      Amount Beneficially Owned:

                                                               Page 4 of 6 pages

                          See cover page Item 9.

                           As of December 31, 1996, Mr. Rucks beneficially owned an aggregate of 1,832,867 shares of the Company's common stock.

         (b)      Percent of Class:

                           See cover page Item 11.

         (c)      Number of shares as to which Mr. Rucks has:

                  (i)      Sole power to vote or to direct the vote:

                           See cover page Item 5.

                  (ii)     Shared power to vote or to direct the vote:

                           See cover page Item 6.

                  (iii) Sole power to dispose or to direct the disposition of:

                           See cover page Item 7.

                  (iv) Shared power to dispose or to direct the disposition of:

                           See cover page Item 8.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEIN REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable

                                                               Page 5 of 6 pages

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

ITEM 10.  CERTIFICATION:

          Not Applicable

                                                               Page 6 of 6 pages


                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information contained in this statement is true, complete and correct.

Date:February 6, 1997


                                         /s/ William W. Rucks, IV
                                         -------------------------------
                                         William W. Rucks, IV